Exhibit 99

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
	(740) 633-0445, ext. 6154	(740) 633-0445, ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:	1:00 p.m. July 29, 2021

United Bancorp, Inc. Reports Second Quarter Earnings Up 31% and Record Six Month Earnings!

MARTINS FERRY, OHIO ◆◆◆ United Bancorp, Inc. (NASDAQ: UBCP) reported diluted earnings per share of $0.38 and net income of $2,185,000 for the three months ended June 30, 2021, an increase of $0.09 per share, or 31%, over the previous year. For the first six months of the current year, UBCP reported diluted earnings per share of $0.71, an increase of 25%, and net income of $4,093,000, an increase of 26%, over the previous year, which are record levels for the Company.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “Even though our economy continues on its road to full recovery from the impact of the events that have occurred over the course of the past fifteen plus months, we are extremely pleased to report on our earnings performance for the first six months of 2021. For the quarter ending June 30, 2021, our Company achieved net income of $2,185,000 and diluted earnings per share of $0.38, which was an increase of $510,000, or 30%, and $0.09, or 31%, respectively over the previous year. For the six months ended June 30, 2021, our Company produced net income of $4,093,000 and diluted earnings per share of $0.71, which was a respective increase of $839,000, or 26%, and $0.14, or 25%, over the previous year. We are exceedingly proud to report these earnings levels, which reflect record performance for our Company for the first six months. Our Company achieved this level of earnings performance even though we only saw marginal growth in our loan portfolio and a fairly substantial decline in our securities portfolio balances. As of June 30, 2021, gross loans were $458.7 million, which was an increase of $12.8 million, or 2.9%, over the previous year. In addition, securities and other restricted stock was $148.3 million, which was a decrease of $47.7 million, or 24.3%, from the previous year. Our loan growth is in-line with our peer and reflective of the limited lending growth opportunities with which our industry is confronted due to the economic challenges that all businesses have faced after the commencement of the pandemic. The decline in our securities and other restricted stock is primarily related to some calls and prepayments on various securities that we hold within our investment portfolio along with the sale of approximately $32.0 million in agency and municipal investment securities, which produced significant gains for our Company in the second and third quarters of last year. We firmly believe that this was a prudent action to take last year to help fortify our loan loss reserve and protect our bottom line net income. But, this action— along with weaker loan production and declining rates in this current economic environment— has led to a reduction in the level of both interest income and loan fees generated in the current year. As of June 30, 2021, total interest income, including loan fees, was down $1.95 million, or 13.7%, from the previous year. We are optimistic that as our economy starts to recover more fully, we will have better opportunities to leverage our securities portfolio more in-line with our previous level and ramp-up our loan production to levels at which we are more historically accustomed; therefore, increasing our level of higher yielding earning assets and generating more interest and loan fee income.”

Greenwood continued, “As we have previously disclosed, our Company was properly positioned from a liability-sensitivity perspective to benefit from the rapid decline in interest rates last year. Even though we saw a significant inflow of retail funding over the course of the past fifteen months, as most financial institutions have, we were able to lower our interest expense levels to help mitigate the decline in the level of net interest income that our Company achieved in this highly volatile environment. As of June 30, 2021, total deposits increased $12.1 million or 2.1%. We saw low cost retail funding, consisting of demand and savings balances, increase by $35.5 million, or 7.1%, while our higher-cost time deposit balances declined by $23.3 million or 25.2%. Even with the overall increase in our total deposits, we were able to reduce total interest expense by $1.7 million, or 53.4%, for the first six months of the current year as compared to last year. While we were able to substantially reduce total interest expense, our Company still experienced an overall decrease in the level of net interest income that it realized of $287,000, a decline of 2.6%, from the first six month of the previous year; although, our net interest margin was slightly up by $34,000, or 0.6%, year-over-year for the second quarter. We attribute the increase in the most recently ended quarter to some of the loan growth that our Company generated during the second quarter along with the rolling-off of our higher costing time deposit balances.”

Lastly, Greenwood stated, “We have successfully maintained overall strength and stability within our loan portfolio over the course of the COVID-19 pandemic and this trend continues for our Company. We continue to have very solid credit quality-related metrics supported by a relatively low level of nonaccrual loans and loans past due 30 plus days, which were $3.13 million, or 0.68% of total loans as of June 30, 2021, compared to $1.95 million, or 0.44%, the previous year. This slight increase is attributed to one hospitality-related loan that went on non-accrual status during the first quarter of this year with a balance of approximately $2.5 million for which we allocated a portion to specific reserves. Barring this one-off situation, our overall levels in this area have declined over the course of the past twelve months. Further, net loans charged off for the six months ended June 30, 2021, excluding overdrafts, was $95,000, or 0.04% annualized. Strongly considering our overall solid credit quality-related metrics and the improving economy, our Company had credit reserve releases of $250,000 during the second quarter of 2021. Even with this aforementioned release, our total allowance for loan losses to total loans was 0.99% as of quarter end, versus 0.90% the previous year. At this level, our total allowance for loan losses to nonaccrual loans was a solid 153.7%.” Greenwood concluded, “Our Company continues to be very well capitalized with equity to assets as of the most recent quarter end of 9.50% and total shareholders’ equity of $69.4 million, an increase of $3.4 million, or 5.1%, over the previous year.”

Scott A. Everson, President and CEO stated, “As our Company continues to navigate through this uncertain operating environment that continues into mid-year 2021, I am extremely proud of the record level of earnings that our Company achieved over the course of the first six months of the current year. Even though we achieved record earnings performance, our Company’s growth has been hampered by the lingering slow-down of our economy. Although we are beginning to see the proverbial light at the end of the tunnel regarding improvement within our economy, we are currently experiencing limited growth in in our earning assets — primarily our “high return” assets such as loans and municipal securities— and, a substantial build-up of our cash balances at the Federal Reserve Bank (FRB) due to the mass inflow of retail-based funding related to the various governmental efforts to stimulate our stagnant economy over the course of this past year. With this reality and year-to-date, we experienced a decline in the year-over-year growth in our net interest income and compression of our net interest margin for the first time in several years.” Everson continued, “We are relieved to see the accelerating recovery of our economy in recent months. Although things continue to remain highly uncertain, we are optimistic that the economic recovery that we are presently experiencing will continue as the year progresses and allow us to grow our higher-yielding earning assets and leverage some of the funds that we currently have invested in lower-yielding, highly liquid overnight investments. Accordingly, this should help further stabilize (and, potentially improve) our net interest margin and the level of interest income that we generate. We believe that the normalization of our economy should create increased demand for our consumer and commercial loan products and a better opportunity to, once again, more fully leverage our investment portfolio… each of which should have a positive impact on our bottom line from a “core” perspective. On a “non-core” basis, we anticipate being able to continue releasing tranches of our allowance for loan losses in future periods if our credit quality remains sound. Quite simply, the loan loss reserve build-up that occurred last year due to the risks posed by the onset of the COVID-19 pandemic and ensuing economic slow-down have, so far, not led to deterioration of our credit quality or an increase in loan-related losses. Such action should further enhance our bottom line performance.”

Everson continued, “As we progress into the current year, we remain highly focused on protecting the investment of our shareholders and rewarding them at a high level by growing their value and paying an attractive dividend. Accordingly, we remained focused on being an efficient, productive and profitable company that is well capitalized. In these areas, our shareholders have been nicely rewarded with a year-over-year increase in the cash dividends paid of $0.1025, or 36.0% (inclusive of a special cash dividend of $0.10 paid in the first quarter of this year), and a market value increase of $2.74, or 23.8%, to a level of $14.26 as of June 30, 2021.” Everson concluded, “These past fifteen months have been very challenging ones for our Company. But, I firmly believe that these challenges have made us a more fundamentally sound company with a focus on the potential of the future. Focusing internally, we have improved many of our processes over the course of the past year, which has led to various efficiency gains and optimization of our delivery. We have eliminated unnecessary expenses while spending money on our technological infrastructure, so that we can more effectively compete within our industry by delivering our services in a manner that is demanded by the markets that we proudly serve. Relating to cost containment, this past quarter we closed our Loan Production Office in Wheeling, West Virginia and, in addition, we recently announced the upcoming closure and consolidation of our Dillonvale, Ohio banking center. Each of these events should have minimal customer impact and will create cost savings on a forward basis. As a result of these actions— and, others relating to process improvement and cost containment— we have seen our noninterest expense decline year-over-year in the most recently ended quarter. We strongly anticipate that this trend will continue over the remainder of this year and into the next. We have achieved this result even though we have taken on more expense relating to our customer-reaching technology in our quest to create better customer experiences, expand and build new relationships and remain relevant within our industry. Although the pandemic and related economic slowdown took us off our course of growth, we still have our sights set on becoming a $1.0 billion community banking organization in order to be at a scale to achieve what we seek. We can only realize this vision by having robust organic growth and capitalizing on acquisition-related opportunities for which our Company is strongly positioned at present. With the current rebound that our economy is experiencing, we firmly believe that we will have quality opportunities in each of these areas on which our Company can capitalize.”

As of June 30, 2021, United Bancorp, Inc. has total assets of $730.3 million and total shareholders’ equity of $69.4 million. Through its single bank charter, Unified Bank, the Company currently has twenty banking centers that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas and Marshall County in West Virginia. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc. (“UBCP”)

For the Three Months Ended June 30,	%	$
2021	2020	Change	Change
Earnings
Interest income on loans	$4,820,733	$5,162,032	-6.61%	$(341,299)
Loan fees	269,557	262,967	2.51%	$6,590
Interest income on securities	1,141,828	1,524,563	-25.10%	$(382,735)

Total interest income	6,232,118	6,949,562	-10.32%	$(717,444)
Total interest expense	675,199	1,426,867	-52.68%	$(751,668)

Net interest income	5,556,919	5,522,695	0.62%	$34,224
(Credit) Provision for loan losses	(250,000)	1,408,000	-117.76%	$(1,658,000)
Net interest income after provision for loan losses	5,806,919	4,114,695	41.13%	$1,692,224
Service charges on deposit accounts	808,384	670,712	20.53%	$137,672
Net realized gains on sale of available-for-sale securities	—	1,180,863	N/A	$(1,180,863)
Net realized gains on sale of loans	89,217	40,338	121.17%	$48,879
Other noninterest income	243,850	263,091	-7.31%	$(19,241)
Total noninterest income	1,141,451	2,155,004	-47.03%	$(1,013,553)
Total noninterest expense	4,549,707	4,578,268	-0.62%	$(28,561)

Earnings before income taxes	2,398,663	1,691,431	41.81%	$707,232

Income tax expense	214,090	16,533	1194.93%	$197,557

Net income	$2,184,573	$1,674,898	30.43%	$509,675

Per share
Earnings per common share - Basic	$0.38	$0.29	31.03%
Earnings per common share - Diluted	0.38	0.29	31.03%
Cash dividends paid	0.1450	0.1425	1.75%

Shares Outstanding
Average - Basic	5,478,583	5,466,035	—
Average - Diluted	5,478,583	5,466,035	—

For the Six Months Ended June 30,	%	$
2021	2020	Change	Change
Earnings
Interest income on loans	$9,446,084	$10,492,066	-9.97%	$(1,045,982)
Loan fees	557,889	775,102	-28.02%	$(217,213)
Interest income on securities	2,316,796	3,001,308	-22.81%	$(684,512)

Total interest income	12,320,769	14,268,476	-13.65%	$(1,947,707)
Total interest expense	1,451,124	3,112,302	-53.37%	$(1,661,178)

Net interest income	10,869,645	11,156,174	-2.57%	$(286,529)
(Credit) Provision for loan losses	(455,000)	1,971,000	-123.08%	$(2,426,000)
Net interest income after provision for loan losses	11,324,645	9,185,174	23.29%	$2,139,471
Service charges on deposit accounts	1,400,480	1,329,859	5.31%	$70,621
Net realized gains on sale of available-for-sale securities	—	1,250,363	N/A	$(1,250,363)
Net realized gains on sale of loans	164,327	46,370	254.38%	$117,957
Other noninterest income	503,604	573,321	-12.16%	$(69,717)
Total noninterest income	2,068,411	3,199,913	-35.36%	$(1,131,502)
Total noninterest expense	8,999,278	8,988,850	0.12%	$10,428

Earnings before income taxes	4,393,778	3,396,237	29.37%	$997,541

Income tax expense	301,128	142,175	111.80%	$158,953

Net income	$4,092,650	$3,254,062	25.77%	$838,588

Per share
Earnings per common share - Basic	$0.71	$0.57	24.56%
Earnings per common share - Diluted	0.71	0.57	24.56%
Cash dividends paid	0.3875	0.2850	35.96%
Annualized yield based on quarter end close	4.75%	4.95%	-0.20%

Shares Outstanding
Average - Basic	5,475,273	5,464,899	—
Average - Diluted	5,475,273	5,464,899	—
Common stock, shares issued	6,046,351	5,966,351	—
Shares held as Treasury	79,593	79,593	—
At quarter end
Total assets	$730,334,630	$701,327,751	4.14%	$29,006,879
Total assets (average)	707,075,000	695,557,000	1.66%	$11,518,000
Other real estate and repossessions (“OREO”)	415,270	719,000	-42.24%	$(303,730)
Gross loans	458,666,605	445,900,352	2.86%	$12,766,253
Allowance for loan losses	4,542,025	4,014,502	13.14%	$527,523
Net loans	454,124,580	441,885,850	2.77%	$12,238,730
Non-accrual loans	2,955,042	1,579,116	87.13%	$1,375,926
Loans past due 30+ days (excludes non accrual loans)	172,974	375,457	-53.93%	$(202,483)
Net loans charged-off	94,957	162,427	-41.54%	$(67,470)
Net overdrafts charged-off	20,814	25,187	-17.36%	$(4,373)
Net charge-offs	115,771	187,614	-38.29%	$(71,843)
Average loans	448,961,000	447,023,000	0.43%	$1,938,000
Cash and due from Federal Reserve Bank	86,348,926	21,647,194	298.89%	$64,701,732
Average cash and due from Federal Reserve Bank	15,347,000	8,257,000	85.87%	$7,090,000
Securities and other restricted stock	148,288,586	195,951,994	-24.32%	$(47,663,408)
Average securities and other restricted stock	135,270,000	188,128,000	-28.10%	$(52,858,000)
Total deposits	604,149,671	592,020,465	2.05%	$12,129,206
Non interest bearing demand	139,653,094	127,582,412	9.46%	$12,070,682
Interest bearing demand	259,921,306	255,090,198	1.89%	$4,831,108
Savings	135,184,909	116,559,001	15.98%	$18,625,908
Time < $250,000	62,742,796	80,887,226	-22.43%	$(18,144,430)
Time > $250,000	6,647,566	11,901,628	-44.15%	$(5,254,062)
Average total deposits	596,000,000	567,931,000	4.94%	$28,069,000
Advances from the Federal Home Loan Bank	—	—	N/A	$—
Overnight advances	—	—	N/A	$—
Term advances	—	—	N/A	$—
Subordinated debt (net of unamortized issuance costs)	19,510,527	19,449,651	N/A	$60,876
Securities sold under agreements to repurchase	24,327,003	9,494,389	156.23%	$14,832,614
Stockholders’ equity	69,375,802	65,984,734	5.14%	$3,391,068
Goodwill and intangible assets (impact on Stockholders’ equity)	1,317,296	1,467,296	-10.22%	$(150,000)
Tangible stockholders’ equity	68,058,506	64,517,438	5.49%	$3,541,068
Stockholders’ equity (average)	69,376,000	65,326,000	6.20%	$4,050,000
Stock data
Market value - last close (end of period)	$14.26	$11.52	23.78%
Dividend payout ratio	54.58%	50.00%	4.58%
Price earnings ratio	10.04	x	9.93	x	-0.16%
Book value per share	$11.96	$11.57	3.37%
Tangible book value per share	$11.74	$11.31	3.80%
Market price to book value	119.23%	99.57%	19.75%
Market price to tangible book value	121.47%	101.86%	19.25%
Key performance ratios
Return on average assets (ROA)	1.16%	0.94%	0.22%
Return on average equity (ROE)	11.80%	9.96%	1.84%
Net interest margin (federal tax equivalent))	3.51%	3.52%	-0.01%
Interest expense to average assets	0.41%	0.89%	-0.48%
Total allowance for loan losses to nonaccrual loans	153.70%	254.22%	-100.52%
Total allowance for loan losses to total loans	0.99%	0.90%	0.09%
Nonaccrual loans to total loans	0.64%	0.35%	0.29%
Nonaccrual loans and OREO to total assets	0.46%	0.33%	0.13%
Net charge-offs (recoveries) to average loans	0.05%	0.08%	-0.03%
Equity to assets at period end	9.50%	9.41%	0.09%